SEPARATION AGREEMENT AND RELEASE OF CLAIMS

THIS SEPARATION AGREEMENT AND RELEASE OF CLAIMS (“Agreement”) is made between ANTHONY J. CATALDO (“Cataldo”) and BRANDPARTNERS GROUP, INC. and all of its subsidiaries and affiliated companies (collectively hereafter “Brand” or “the Company”) and shall become effective on the Effective Date as set forth herein.

RECITALS

WHEREAS, Cataldo has been retained by Brand as Chairman of the Board of Directors pursuant to an amended Agreement dated March 16, 2005 (the “Agreement”), and the parties hereto desire to end that relationship, and to settle, fully, finally and amicably, all claims against each other, including, but not limited to the termination of that Agreement.

NOW, THEREFORE, in order to provide said benefits and, in consideration of the mutual promises, covenants and representations set forth below and other good and valuable consideration, the parties agree as follows:

1.	Relinquishment of Positions

Pursuant to this Agreement, Cataldo agrees to resign, effective as of August 10, 2006, his position as Chairman of the Board of Directors of the Company, as well as any other position he holds from any subsidiary or affiliated company (“Resignation Date”).

2.	Payment of Good and Valuable Consideration

a.  Following the execution of this Separation Agreement and Release of Claims (the “Separation Agreement”) the Company will pay Cataldo monetary payments totaling $90,000 in the aggregate in the form of three (3) monthly payments of $30,000 on the first business day of the month starting in September 2006 and ending November 2006.

b.  The Company will pay Cataldo additional monetary payments totaling $90,000 in the aggregate in the form of six (6) monthly payments of $15,000 on the first business day of the month starting in December 2006 and ending May 2007.

c.  Within ten (10) days of the execution of this Separation Agreement, the Company will provide duly authorized written instruction to its transfer agent to issue to Cataldo $90,000 of restricted common stock of the Company, par value $.01 (the “Common Stock”) as calculated herein. All of the Shares of Common Stock issued to Cataldo will be subject to cost free piggyback registration rights as well as to Rule 144 of the Securities Act of 1933, as amended, and shall include a legend, in substantially the form as follows:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

The shares of Common Stock issuable to Cataldo will be issued based upon the following formula:

90,000/Y = Z

Y = The twenty-one (21) day average closing price of Common Stock, as reported by Bloomberg Financial Markets, immediately preceding the Effective Date of this Agreement.

Z = The number of shares of restricted Common Stock to be issued to Cataldo.

d.  Notwithstanding anything to the contrary, it is expressly understood that all payments under this Agreement are unconditional obligations of Brand, and are not contingent on consulting or advisory services being provided by Cataldo or used by the Company. It is further understood that Brand will have no right of setoff to its payment obligations under this Agreement, and that this Agreement is irrevocable, non-cancelable and is not subject to early termination for any reason whatsoever.

e.  Notwithstanding anything to the contrary in this Agreement, the Company’s 2004 Stock Incentive Plan (the “Plan”) or any other option plans under which Cataldo may have received options, nothing herein shall prevent Cataldo from exercising any vested options pursuant to the Company’s applicable stock option plans with the term to exercise all options expiring at the end of the term as provided for under the specific option(s).

f.  All valid and supported expenses incurred by Cataldo, prior to the Resignation Date and submitted to the Company, will be paid by the Company concurrent with the effective date of this Separation Agreement.

g.  In the event that Cataldo should die or become incapacitated, all payments being made to Cataldo under this Separation Agreement, will be paid in accordance with the terms of this Agreement, to Cataldo’s Estate or his duly appointed personal representative as the case may be.

h.  All payments made by the Company, under this Agreement, shall be forwarded to an address so designated in writing by Cataldo or his legal counsel, from time to time.

i.  The Company will assist Cataldo in the filing of any and all beneficial ownership reports required to be filed, pursuant to the Securities Exchange Act of 1934, as amended.

j.  All payments made to Cataldo under this Agreement including the issuance of Common Stock will be reported on an IRS form 1099.

3.	Indemnification Against Claims

Brand agrees to indemnify and hold Cataldo harmless from any liability, claims, demands, costs, expenses and attorneys’ fees incurred by him as a result of any actions by him in the course of his services as a Director of the Company to the extent other directors would be so indemnified pursuant to applicable law. Brand further agrees to provide continued insurance coverage for Cataldo under the Company’s director and officer liability insurance policy, otherwise known as tail insurance for a minimum period of three (3) years from the Resignation Date.

4.	Non-Disclosure of Trade Secrets and Confidential Information

Cataldo understands and agrees that, in the course of his association with Brand, he has acquired confidential information and trade secrets concerning the operations of Brand and its future plans and methods of doing business, which information Cataldo understands and agrees would be damaging to Brand if disclosed to a competitor or made available to any other person or corporations. Cataldo understands and agrees that such information either has been developed by him or divulged to him in confidence, and he understands and agrees that he will keep all such information secret and confidential. Furthermore, Cataldo agrees that, on or before the Effective Date of this Agreement, he will turn over to Brand all Company confidential files, records, and other documents. In addition, Cataldo will return all property in his possession owned by Brand.

5.	Non-Solicitation

Cataldo further agrees that he will not solicit or participate or assist in any way in the solicitation of any employee at Brand for employment by any other company. However, Cataldo will not violate this provision if said employee pursues a position with Cataldo’s future employer or Company that Cataldo is associated with, without any encouragement or involvement direct or indirect of Cataldo.

6.	No Other Claims

Cataldo represents and warrants that he has not filed against Brand or any of its representatives, any claim, complaint, charge or suit, with any federal, state or other agency, court, board, office or other forum or entity as of the Effective Date.

7.	General Release

a.  As a material inducement to Brand to enter into this Agreement, Cataldo, on behalf of himself and his heirs, executors, administrators, successors and assigns, does hereby irrevocably and unconditionally release, acquit and forever discharge Brand, and its divisions, subsidiaries, affiliates and all owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, and attorneys, acting by, through, under or in concert with Brand or any parent, subsidiary or related entity, from any and all charges, complaints, grievances, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, known or unknown, suspected or unsuspected, joint or several, which Cataldo has had or may hereafter claim to have had, against Brand by reason of any matter, act, omission, cause or event whatever from the beginning of time to the Resignation Date (“Claims”); other than those obligations set forth in this Agreement. Cataldo further acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Cataldo agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Cataldo acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Cataldo was already entitled. Cataldo further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Cataldo from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. In the event Cataldo signs this Agreement and returns it to the Company in less than the 21-day period identified above, Cataldo hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

b.  As a material inducement to Cataldo to enter into this Agreement, Brand, and its divisions, subsidiaries, affiliates and all predecessors, successors, assigns and agents, to the extent permissible by law, do hereby irrevocably and unconditionally release, acquit and forever discharge Cataldo, from any and all charges, complaints, grievances, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, known or unknown, suspected or unsuspected, joint or several, which Brand has had or may hereafter claim to have had, against Cataldo by reason of any matter, act, omission, cause or event whatever from the beginning of time to the Resignation Date (“Claims”); other than those obligations of Cataldo set forth in this Agreement.

This release and waiver of Claims specifically includes, but without limiting the foregoing general terms, the following: Any and all Claims which might have been asserted by Cataldo in any suit, claim, or charge, for or on account of any matter or things whatsoever that has occurred up to and including the date of this Agreement, under any and all laws, statutes, orders, regulations, or any Claim in contract or tort.

8.	Release of Unknown or Unsuspected Claims

For the purpose of implementing a full and complete release and discharge of the parties hereto, Cataldo expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims which the parties have against one another but do not know or suspect to exist in their favor at the time of execution hereof, which if known or suspected by them would materially affect their decision to execute this release; that this Agreement contemplates the extinguishment of any such Claim or Claims, and that all rights under Section 1542 of the California Civil Code are hereby expressly waived. Section 1542 of the Civil Code provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor”.

Cataldo and Brand represent that he has read and understood the provisions of California Civil Code Section 1542.

9.	Future Litigation or Anticipated Litigation

Cataldo agrees that he shall make himself reasonably available to the Company and its counsel to assist in, cooperate with or otherwise testify in connection with any litigation where his participation or assistance is needed or required by law. Brand agrees that it shall make its employees and directors reasonably available to Cataldo and his counsel to assist in, cooperate with, or otherwise testify in connection with any litigation where its participation or assistance is needed or required by law.

10.	Nondisparagement

Cataldo agrees that he will not disparage Brand, and its officers, directors or employees. Brand’s officers and directors agree that they will not disparage Cataldo.

11.	Other Relief

The parties agree that any dispute, controversy or claim between the parties arising out of, or relating to this Agreement, or any breach or asserted breach thereof, shall be determined and settled by arbitration in accordance with the rules of the American Arbitration Association in effect at the time the arbitration commences. The prevailing party in such arbitration shall be entitled to its reasonable costs and expenses (including reasonable attorneys’ fees) in such arbitration as part of the award. Judgment on the award may be entered in any court having jurisdiction thereof, and the parties specifically reserve all rights to appeal such judgment as if it were rendered in a court of law.

12.	Press Release

Brand shall issue a press release to the public concerning Cataldo’s resignation in the form attached hereto. Cataldo’s written consent to form and wording of the press release, prior to the issuance of the press release, as same pertains to Cataldo’s resignation as Chairman must be obtained by the Company. Cataldo’s consent shall not be unreasonably withheld.

Neither party will issue any other press release concerning the resignation.

13.	Binding Agreement

This Agreement shall be binding upon Cataldo and Brand and their respective heirs, administrators, representatives, executors, successors and assigns and shall inure to the benefit of the parties hereto and their representatives, and each of them, and to their heirs, administrators, representatives, executors, successors and assigns.

14.	Attorney’s Fees

Each party agrees to pay its own costs and attorneys’ fees incurred in achieving the settlement and release of this matter. If any party defaults under the terms of this Agreement, and the other party employs an attorney to enforce or interpret the terms of this Agreement, or to obtain a declaration of rights under this Agreement, whether or not legal proceedings are commenced, then such other party shall be entitled to recover from the defaulting party all attorneys’ fees, costs and expenses incurred. If a party commences an action against the other to enforce or interpret the terms of this Agreement, or to obtain a declaration of rights under this Agreement, the prevailing party shall be entitled to all attorneys’ fees, costs and expenses incurred in such action or any appeal or enforcement of such action.

15.	Non-Reliance

Other than as expressly set forth in this Agreement, Cataldo and Brand represent and acknowledge that in executing this Agreement they did not rely upon and they have not relied upon any representation nor statement made by any of the parties hereto or by any of their agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

16.	Agreement Obligates, Extends and Inures

The provisions of this Agreement shall be deemed to obligate, extend and inure to the benefit of the legal successors, assigns, transferees, grantees, heirs, shareholders, officers and directors of each signatory party hereto, and to those who may assume any or all of the above-described capacities subsequent to the execution and Resignation Date of this Agreement.

17.	Non-Admission of Liability

This Agreement shall not in any way be construed as an admission by Brand that it has acted in any manner in violation of the common law or in violation of any federal, state or local statute or regulation.

18.	Method of Execution

This Agreement may be executed in counterparts and each counterpart shall be deemed a duplicate original.

19.	Applicable Law

This Agreement is deemed to have been made and entered into in the State of Delaware and shall in all respects be interpreted, enforced and governed under the laws of said State. The language of all parts of this Agreement shall in all causes be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

20.	Severability

The provisions of this Agreement are severable, and should any provision of this Agreement be declared or be determined by any arbitrator or court to be illegal or invalid, any such provision shall be stricken, and the validity of the remaining parts, terms or provisions shall not be affected.

21.	Entire Agreement

This Agreement sets forth the entire agreement between the parties and fully supersedes any and all prior agreements or understandings between the parties pertaining to the same subject matter, further, this Agreement may not be changed except by explicit written agreement by the parties hereto.

22. Notices

All notices under this Agreement are to be in writing and delivered by overnight courier and are deemed effective upon receipt. If to:

Company:

BrandPartners Group, Inc.

10 Main Street

Rochester, NH 03839

If to Cataldo:

1100 Hardman Avenue

Napa, CA 94558

The parties further acknowledge that this Agreement has been entered into without fraud, duress, undue influence or mistake, and that upon the Effective Date, that this Agreement is not subject to rescission.

SIGNATURES

Date: _________________________	_________________________________ Anthony J. Cataldo
Date: _________________________	BrandPartners Group, Inc. By:___________________________________